Exhibit 99.1

For Release Thursday, April 15, 2010

ADVANCE NANOTECH 2009 ANNUAL FINANCIAL RESULTS

MONTEBELLO, NY - Advance Nanotech, Inc. (OTCBB: AVNA) today reported its financial results for the year ended December 31, 2009.  The reported financial results represent a significant change in presentation and disclosure as a result of certain transactions undertaken, which is detailed in the Company’s Form 10-K filed with the Securities and Exchange Commission on April 15, 2010.

Financial Presentation
As a result of the transactions undertaken by Owlstone Nanotech, Inc. (“Owlstone”) in November and December 2009, Advance Nanotech now holds a non-controlling equity interest in Owlstone and thus can no longer present consolidated financial information of Owlstone.  In November and December 2009, Owlstone sold shares of its common stock in private placements and converted its indebtedness into its common shares which reduced the Company’s ownership interest in Owlstone to 37.81% (and further to 34.99% in January 2010).  As such, the Company deconsolidated Owlstone as of October 2009, the date a controlling financial interest was lost.  Operations and cash flow of Owlstone have been eliminated from the accounts of the Company’s ongoing operations and major classes of assets and liabilities related thereto have been segregated as discontinued operations.

Advance Nanotech’s financial statements now reflect its current business, which has no revenues or operations other than those attributed to its non-controlling ownership interest in Owlstone and expenditures associated with being a public company.

Results of Operations
It is important to note that the results as presented, especially the net income and net income from continuing operations, reflect significant gains resulting from the deconsolidation and fair value re-measurement of Owlstone and other derivative revaluations, and should not be construed as representative of Advance Nanotech’s ongoing business.

For the twelve months of 2009, the Company had net income from continuing operations of $0.10 cents per share, compared with net income of $0.01 cents per share for the same twelve month period in 2008.  The Company had a loss from operations of $1,068,972 for the year ended December 31, 2009, compared to $3,119,900 for the comparable period in 2008, representing a decrease of $2,050,928, or approximately 66%.  The Company had net income from continuing operations of $6,072,908 for the year ended December 31, 2009, compared to net income from continuing operations of $407,587 for the comparable period in 2008, representing an increase of $5,665,321. Advance Nanotech had net income of $4,676,833 for the year ended December 31, 2009 compared to a net loss of $4,055,374 for the comparable period in 2008, representing an increase of $8,732,207.  The increase in net income for 2009 is a result of the non-cash gain of $6,746,230 for the fair value re-measurement of Advance Nanotech’s holdings of Owlstone and the non-cash gain of the warrant liability revaluation of $1,695,464 which is off-set by the losses from discontinued operations of $1,396,076.

In 2009, a significant effort was made to reduce the level of operating expenses of the Company.  The decrease of $2,050,928 in operating costs referenced above included:

•	a decrease in salaries and benefits of approximately $810,000;
•	a decrease in legal, accounting and consulting fees of approximately $528,000;
•	a decrease in Board of Director fees & shareholder filing fees of approximately $222,000;
•	a decrease in marketing costs of approximately $158,000;
•	a decrease in facilities cost of approximately $145,000;
•	a decrease in insurance, travel & bank fees of approximately $137,000;

The Company recognized a non-cash gain for the year ended December 31, 2009 and for the year ended December 31, 2008 of $1,695,464 and $2,897,452, respectively, for the change in fair value of the warrant liability driven by the decline in the price of the Company’s common stock.

For 2009, other income included recognized non-cash gains from the dissolution of the U.K. subsidiaries of approximately $381,988.  Interest income decreased by $18,578 for the same period in 2009 compared to 2008.

Interest expense for the year ended December 31, 2009 and for the year ended December 31, 2008 was $1,470,528 and $535,141, respectively, representing an increase of $935,387 from 2008.  The increase in interest expense correlates to the increase in convertible notes that the Company issued and the corresponding interest expense obligation on those notes.  In addition, the Company recognized a non-cash late registration cost of $438,218 for the year ended December 31, 2009.

Existing Indebtedness
As of December 31, 2009, the Company had $7,420,950 in principal amount of 8% senior secured convertible notes (the “8% Notes”) outstanding.  These notes were originally entered into in late 2007 and 2008 pursuant to a financing transaction.  The 8% Notes are convertible into common stock of Advance Nanotech at $0.25 per share at the election of the holder, and have “full ratchet” anti-dilution provisions calling for repricing in the event the Company sells any shares at a price less than the conversion price of the 8% Notes.  The maturity dates of the 8% Notes are set in three tranches based on their initial closing dates as follows:

Holder(s)	December 20, 2010	February 14, 2011	September 4, 2011	Total
Owlstone	$1,696,250	$1,178,750	$347,500	$3,222,500
Other Noteholders	$2,053,908	$1,427,292	$717,250	$4,198,450
Total	$3,750,158	$2,606,042	$1,064,750	$7,420,950

In addition to the 8% Notes, the Company’s loan documents allow it to raise up to $3,000,000 in additional indebtedness that is senior to the 8% Notes.  Advance Nanotech is presently working on multiple strategies to satisfy the 8% Notes prior to their respective maturity dates.

Executive Commentary – Jon Buttles, Principal Executive Officer
“2009 was a significant year for Advance Nanotech, with a singular focus on the continued development of Owlstone and streamlining of Advance Nanotech’s business.  At the end of 2009, Owlstone successfully raised sufficient capital to pursue many of its business objectives.  The result of the procurement of fresh capital by Owlstone has provided Advance Nanotech with a much stronger and more valuable asset, even though it did result in overall dilution to Advance Nanotech.  While management of Owlstone was capital constrained during the year and necessarily focused on seeking additional equity investment, the team was still able to generate significant contract wins in both the industrial and military segments, which provided revenues to Owlstone in 2009 and set the stage for 2010.  The Q1 2010 shareholder report by Owlstone, available through the Advance Nanotech website, provides excellent visibility into certain programs and applications being pursued by Owlstone, all of which we believe provides significant room for upside in the valuation of Owlstone.

With Owlstone focused solely on the continued development of its business, Advance Nanotech will continue its focus on its three principal initiatives: one, supporting Owlstone in its business and corporate development to maximize the value of the Owlstone shares; two, evaluating options relating to the restructuring, repayment or settlement of the Company’s indebtedness; and three, pursuing potential corporate finance activities using Advance Nanotech’s public status and tax loss carry forward asset.

Advance Nanotech has taken further steps to reduce its operating expenses to provide sufficient time to complete the above objectives.  With the full repayment of the Owlstone intercompany loan that occurred in February 2010, Advance Nanotech has sufficient cash resources to allow it to operate effectively.  However, Advance Nanotech does not have the available funds on hand to repay these obligations.  A successful outcome with the holders of the 8% Notes will likely be affected by two factors: one, our ability to come to an agreement with all of the holders of the 8% Notes on a restructuring amenable to all constituents; and two, the performance of Owlstone in the short term and its effect on Advance Nanotech’s stock.  With regard to the holders of the 8% Notes, management has been in contact with a significant portion of these holders, including Owlstone, and has received verbal support from many of the holders with respect to the constructs of a potential restructuring.  As for Owlstone’s performance, we are continuing to assist Owlstone where possible on business development and corporate strategic initiatives.  In order for these positive events to have a relevant impact on Advance Nanotech’s shares, we have renewed our focus on investor relations to provide as much information as possible to investors and access to management during this critical time.  We have also embarked on certain proactive investor relations initiatives intended to reach out to our existing shareholder base for support, some of whom have held the stock for years and may have lost track of it, and also to new shareholders, through targeted initiatives intended to enhance and broaden the Advance Nanotech shareholder base.  While the risk of a successful restructuring has many components that need to be managed carefully, our fundamental belief in the prospects for Owlstone and its technology provide us with optimism for the near and long term.”

About Advance Nanotech, Inc. and Owlstone Nanotech, Inc.

Advance Nanotech, Inc. owns a minority position in Owlstone Nanotech, Inc. ("Owlstone"). Owlstone is a pioneer in the commercialization of chemical detection products. The Owlstone detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection sensor that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information about Advance Nanotech, Inc. please visit www.advancenanotech.com.  For more information about Owlstone, please visit www.owlstonenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments, the Company's ability to secure additional working capital and/or generate sufficient cash flow to support its operations, and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE: Advance Nanotech, Inc.

For more information, contact:

    Investor Relations
    (212) 583-0080
    ir@advancenanotech.com